Exhibit 4.1

Execution Version

AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN

This Amendment No. 1 (this “Amendment”) to Tax Benefits Preservation Plan (the “Preservation Plan”), dated as of June 7, 2012, by and between Vonage Holdings Corp., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (“Rights Agent”), is entered into as of November 22, 2021, by and between the Company and Rights Agent. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Preservation Plan.

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 22, 2021, with Telefonaktiebolaget LM Ericsson (publ), an entity organized and existing under the laws of Sweden (“Parent”), and Ericsson Muon Holding Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the board of directors of the Company (the “Board”) has determined that, in connection with the execution of the Merger Agreement and in accordance with the terms of the Merger Agreement, it is necessary and desirable to amend the Preservation Plan as set forth herein and to direct the Rights Agent to execute this Amendment; and

WHEREAS, pursuant to Section 26 of the Preservation Plan, under circumstances set forth therein, (i) the Company (at the direction of the Board) may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Preservation Plan without the approval of any holders of the Rights, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 26 of the Preservation Plan, the Rights Agent shall execute such supplement or amendment and, subject to the last sentence of Section 26 of the Preservation Plan, such amendment shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the promises and the mutual agreements set forth in the Preservation Plan and this Amendment, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Amendment of Preservation Plan. The Preservation Plan is hereby amended as follows:

(a) Section 1 of the Preservation Plan is hereby amended by inserting the following subsections at the end of such Section 1:

“(qq) “Merger” shall have the meaning set forth in the Merger Agreement.

(rr) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 22, 2021, by and among the Company, Telefonaktiebolaget LM Ericsson (publ), an entity organized and existing under the laws of Sweden (“Parent”), and Ericsson Muon Holding Inc., a Delaware corporation (“Merger Sub”), as it may be amended from time to time.”

(b) Section 1(a) of the Preservation Plan is hereby amended by inserting the following sentences at the end of such Section 1(a):

“Notwithstanding anything in this Section 1(a) or this Agreement to the contrary, neither Parent, Merger Sub, nor any of their respective Affiliates or Associates (collectively, the “Parent Group”), either individually or together, shall be, or shall be deemed to be, an Acquiring Person by virtue of, or as a result of, (i) the approval, adoption, execution, delivery and, if applicable, any amendment, of the Merger Agreement, (ii) the exercise by Parent of its rights under the Merger Agreement (including under Section 6.2 thereof), and (iii) the public announcement and consummation of the Merger and the other transactions contemplated thereby (the foregoing actions being referred to as the “Permitted Events”).”

(c) Section 1(d) of the Preservation Plan is hereby amended by inserting the following sentence at the end of such Section 1(d):

“Notwithstanding anything in this Section 1(d) or this Agreement to the contrary, the Parent Group, either individually or together, shall not be, and shall not be deemed to be, a ‘Beneficial Owner’ of, or to ‘beneficially own,’ any securities solely by virtue of, or as a result of, any Permitted Event.”

(d) Section 1(gg) of the Preservation Plan is hereby amended by inserting the following sentence at the end of such Section 1(gg):

“Notwithstanding anything in this Section 1(gg) or this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

(e) Section 1(nn) of the Preservation Plan is hereby amended by inserting the following sentence at the end of such Section 1(nn):

“Notwithstanding anything in this Section 1(nn) or this Agreement to the contrary, a Triggering Event shall not occur or be deemed to have occurred by virtue of or as a result of any Permitted Event.”

(f) Section 3(a) of the Preservation Plan is hereby amended by inserting the following sentence at the end of such Section 3(a):

“Notwithstanding anything in this Section 3(a) or this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

(g) Section 7(a) of the Preservation Plan is hereby amended by inserting the following sentence at the end of such Section 7(a):

“Notwithstanding anything in this Section 7(a) or this Agreement to the contrary, (i) no Person shall be granted any Rights under this Agreement and no Rights shall be exercisable, distributed or triggered, in each case, as a result of a Permitted Event and (ii) the Expiration Date shall occur immediately prior to and on the same day as the Effective Time (as defined in the Merger Agreement), but only if such Effective Time shall occur.”

(h) Section 23 of the Preservation Plan is hereby amended by adding a Section 23(d), which new Section 23(d) shall read in its entirety as follows:

“(d) On the Expiration Date, (i) the Preservation Plan shall be terminated and be without any further force or effect, (ii) none of the parties to the Preservation Plan will have any rights, obligations or liabilities thereunder and (iii) the Rights outstanding immediately prior to the Expiration Date shall expire in their entirety and the holders of such Rights shall not be entitled to any benefits, payments, rights or other interests under the Preservation Plan, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company. Notwithstanding the foregoing, Section 18 hereof shall survive the termination of the Preservation Plan. The Company will notify in writing the Rights Agent of the occurrence of the Effective Time. The Rights Agent will not be deemed to have knowledge of the Effective Time unless and until it has received such written notice.”

Section 3. Direction to Rights Agent. The Company hereby directs the Rights Agent, in accordance with the terms of Section 26 of the Preservation Plan, to execute this Amendment.

Section 4. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to the Rights Agent that (a) he is an ‘officer’ of the Company as such term is used in Section 26 of the Preservation Plan, and (b) this Amendment is in compliance with Section 26 of the Preservation Plan.

Section 5. Effectiveness and Continued Effectiveness. In accordance with the resolutions adopted by the Board, the amendments to the Preservation Plan set forth in Section 1 above are effective as of immediately prior to the execution and delivery of the Merger Agreement by the parties thereto. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 1 above, the Preservation Plan, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms. Each reference in the Preservation Plan to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Preservation Plan, and each reference in any other document to “the Preservation Plan,” “thereunder,” “thereof” or words of like import referring to the Preservation Plan, shall mean and be a reference to the Preservation Plan as amended, changed or modified by Section 1 above.

Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 7. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Preservation Plan.

Section 8. Severability. If any term, provision, covenant or restriction in this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Preservation Plan, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Preservation Plan pertaining to the matters covered by this Amendment.

Section 10. Governing Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

Section 11. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

Section 12. Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

VONAGE HOLDINGS CORP.

By:	/s/ Rory Read
Name: Rory Read
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director